REGISTERED
R-1 $1,035,000

ARTESIAN WATER COMPANY, INC.
GENERAL OBLIGATION NOTE
(MARSHALLTON HEIGHTS WATER MAIN RENEWAL PROJECT)
SERIES 2020C-SRF

Final Maturity Date: November 1, 2041

REGISTERED OWNER:	Delaware Drinking Water State Revolving Fund, Delaware Department of Health & Social Services, Division of Public Health

PRINCIPAL AMOUNT:	One Million Thirty-Five Thousand Dollars ($1,035000)

ARTESIAN WATER COMPANY, INC., a corporation of the State of Delaware (hereinafter referred to as the "Company"), for value received hereby acknowledges itself indebted and promises to pay to the DELAWARE DRINKING WATER STATE REVOLVING FUND, or to any other registered owner hereof, the principal sum of ONE MILLION THIRTY-FIVE THOUSAND DOLLARS ($1,035,000) or so much thereof as shall actually be advanced to the Company by the Delaware Drinking Water State Revolving Fund acting by and through Delaware Department of Health & Social Services, Division of Public Health (the "Department") pursuant to the Financing Agreement dated as of April 28, 2020 (the "Financing Agreement") between the Company and the Department.

This Note is being issued in order to provide funds to:  (i) finance the cost of installing approximately 2,900 linear feet of ductile iron water main in the Marshallton Heights development, as more fully described in Exhibit A to the Financing Agreement and (ii) pay certain administrative costs and costs of issuing this Note (collectively, the “Project”).  Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Financing Agreement.

The Company shall pay to the Department, on the principal amount drawn down and outstanding hereunder from the date(s) drawn, interest at the rate of 0.5935% per annum and an administrative fee at the rate of 0.5935% per annum (collectively, interest and the administrative fee are referred to herein as "Fee").  Such Fee shall accrue starting on the date hereof (the "Closing") through the Final Maturity Date or prepayment in full hereof.  The Company shall pay Fee hereunder initially on November 1, 2020 and semiannually thereafter on each May 1 and November 1 (each, a "Payment Date").  The Company shall pay only Fee and no principal during the period commencing with the Closing through and including the Payment Date following the date on which the Project is actually completed (currently expected to be June 30, 2021 as of the Closing).

The Company expects to complete the Project by June 30, 2021 (herein referred to as the “Amortization Start Date”). This projected date of completion of the Project is subject to an extension if such extension is mutually agreed upon by the Department and the Borrower.

 After the Amortization Start Date, Fee and principal shall be payable on the outstanding principal amounts drawn hereunder semiannually, on each Payment Date, commencing on the second Payment Date following the Amortization Start Date and continuing on each of the next 39 following Payment Dates, in an amount sufficient to amortize all principal drawn with substantially equal semiannual payments of principal and Fee over twenty (20) years.

If by April 28, 2021, which is one year from the date of Closing, (i) the Company has not submitted requisition(s), in the manner required by Section 3.2 of the Financing Agreement, for more than ten percent (10%) of the Project Costs, and (ii) the Department has not received a copy of each Notice to Proceed, the Department may in its discretion assess a penalty equal to one percent (1%) of the Loan Proceeds (the "Penalty").  Such Penalty may be drawn by the Department from the Loan Proceeds.  It is within the Department’s complete discretion whether to impose the Penalty based upon its review of affirmative steps taken by the Company to commence and complete the Project and the totality of the circumstances surrounding any such delay in requesting disbursement of Loan Proceeds.

Notwithstanding the foregoing, all unpaid principal and Fee shall be paid in full on November 1, 2041 (the “Final Maturity Date”).  The Fee hereon shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.  Both the principal of and Fee on this Note are payable in lawful money of the United States of America.  Principal and Fee on this Note shall be paid by check or draft mailed or remitted electronically to the Registered Owner, as shown on the books and records of the Company.

This Note is authorized and issued pursuant to the governing laws of the Company and the laws of the State of Delaware and resolution(s) adopted by the Company on April 15, 2020.

At the option of the Company and upon providing prior written notice to the Registered Owner hereof, as shown on the books and records of the Company, this Note may be prepaid in whole or in part, without penalty, at any time, and any prepayment in part of this Note shall be applied to all or a portion of the principal installments then outstanding as shall be specified by the Company.  If all or a portion of this Note is called for redemption, it or the portion so called will cease to bear Fee on the specified redemption date provided that funds for the payment of the principal amount of the portion of the Note so called for redemption and the accrued Fee thereon to the redemption date are on deposit at the place of payment on the redemption date.

It is hereby certified and recited that all conditions, acts, and things required to exist, be performed or happen, precedent to or in the issuance of this Note, do exist, have been performed and have happened.  This Note is a valid and legally binding general obligation of the Company and the full faith and revenue of the Company are hereby pledged to the punctual payment of the principal of and Fee on this Note according to its terms.

This Note may be transferred by the Registered Owner hereof in person or by its attorney duly authorized in writing.  The Company may deem and treat the Registered Owner as the absolute owner hereof for the purpose of receiving payment of, or on account of, the principal hereof and Fee due hereon and for all other purposes.

The provisions of this Note shall be construed and enforced under the laws of the State of Delaware.

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IN WITNESS WHEREOF, the Company has caused this Note to be signed by a duly authorized officer of the Company and its seal to be impressed hereon and attested by the manual signature of the Secretary of the Company, and this Note to be dated April 28, 2020.

ARTESIAN WATER COMPANY, INC.

(SEAL)
David B. Spacht
Chief Financial Officer and Treasurer

___________________________________
Joseph A. Dinunzio
Secretary